UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 21, 2018

SELECT ENERGY SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38066	81-4561945
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

515 Post Oak Boulevard, Suite 200

Houston, Texas 77027

(Address of Principal Executive Offices)

(713) 235-9500

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02                   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 21, 2018, Select Energy Services, Inc. (the “Company”) announced that the board of directors of the Company has appointed Brian Szymanski as Vice President and Chief Accounting Officer of the Company, effective as of May 30, 2018.

Mr. Szymanski, age 51, will join the Company on May 30, 2018. He most recently served as Interim Chief Accounting Officer at Berry Petroleum, a position he held since September 2017, where he primarily assisted the senior management team and accounting department in working through various issues and transactions following the company’s emergence from bankruptcy and separation from Linn Energy as a stand-alone entity.  From July 2014 through May 2017, Mr. Szymanski served as Vice President, Accounting and Chief Accounting Officer at Seventy Seven Energy, where he directed the Corporate Accounting and Consolidation, External and Internal Financial Reporting and Technical Accounting groups from spin-off by Chesapeake Energy, through bankruptcy and subsequent emergence, and until ultimate acquisition by Patterson-UTI, Inc. in May 2017. Prior to joining Seventy Seven Energy, Mr. Szymanski served as an Assistant Controller at Chesapeake Energy Corporation from May 2012 to June 2014 where he was in charge of the accounting group responsible for Chesapeake Oilfield Services. Mr. Szymanski also served as Senior Accounting Manager from October 2011 to May 2012 at Chesapeake Energy Corporation. Prior to his time at Chesapeake Energy Corporation, Mr. Szymanski held various roles at The Oklahoma Publishing Company, including Vice President Finance and Shared Services, from July 2000 to August 2011. Mr. Szymanski began his career at Arthur Andersen, LLP as an Audit Senior Manager from September 1989 to July 2000. Mr. Szymanski received his B.B.A. in Accounting from the College of William & Mary.

In connection with his appointment, Mr. Szymanski will receive (i) a restricted stock award under the Select Energy Services, Inc. 2016 Equity Incentive Plan (as amended, the “Plan”), which vests ratably over three years, and (ii) a performance share unit award under the Plan, which is subject to performance conditions and is eligible to be earned at the end of a three-year performance period, in each case, subject to Mr. Szymanski’s continued employment through the applicable vesting date or performance period.

The Company expects to enter into an indemnification agreement with Mr. Szymanski (the “Indemnification Agreement”) in connection with his role as an officer of the Company. The Indemnification Agreement requires the Company to indemnify Mr. Szymanski to the fullest extent permitted by applicable law against liability that may arise by reason of his service to the Company and to advance expenses incurred as a result of any proceeding against him as to which he could be indemnified. The Indemnification Agreement will be in substantially the form referenced as Exhibit 10.1 to this Current Report on Form 8-K. The foregoing description is qualified in its entirety by reference to the full text of the form of Indemnification Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated into this Item 5.02 by reference.

There are no family relationships between Mr. Szymanski and any director or executive officer of the Company or any person nominated or chosen by the Company to become a director or executive officer. There are no arrangements or understandings between Mr. Szymanski and any other persons pursuant to which he was selected as Vice President and Chief Accounting Officer.

Item 8.01                   Other Events

Following informal and formal requests for information made by the U.S. Environmental Protection Agency (the “U.S. EPA”) in March 2017 and September 2017, respectively, Rockwater Energy Solutions, LLC (“Rockwater LLC”), a wholly owned subsidiary of Select Energy Services, LLC, and the U.S. EPA are in current negotiations with respect to Rockwater LLC’s alleged noncompliance with certain solid and hazardous waste requirements of the Resource Conservation and Recovery Act at its Hobbs, New Mexico and Snyder, Texas facilities. Although management cannot predict the outcome of settlement discussions at this time, it is likely a resolution of these matters will result in a fine or penalty in excess of $100,000.

Item 9.01                   Financial Statements and Exhibits.

(d)               Exhibits.

Exhibit No.	Description
10.1

Form of Indemnification Agreement (incorporated by reference herein to Exhibit 10.4 to Select Energy Services, Inc.’s Registration Statement on Form S-1, dated March 2, 2017 (Registration No. 333-216404)).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 21, 2018

SELECT ENERGY SERVICES, INC.

By:	/s/ Adam R. Law
Adam R. Law
Senior Vice President, General Counsel & Corporate Secretary